Exhibit 5

3580 Carmel Mountain Road, Suite 200 San Diego, California 92130 858.509.7400 — Fax 858.509.7466

October 9, 2008

Natural Alternatives International, Inc.

1185 Linda Vista Drive

San Marcos, California 92078

Natural Alternatives International, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Natural Alternatives International, Inc., a Delaware corporation (the “Company”), with respect to the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of 50,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), issuable under the Company’s 1999 Employee Stock Purchase Plan (the “Purchase Plan”), and 100,000 shares of the Common Stock issuable under the Company’s 1999 Omnibus Equity Incentive Plan, as amended (the “Equity Plan”). The Purchase Plan and the Equity Plan may collectively be referred to herein as the “Plans” and the additional shares of the Common Stock issuable in connection with the Plans under the Registration Statement may collectively be referred to herein as the “Shares.”

For purposes of rendering this opinion, we have examined the Registration Statement and the Plans, and made such other legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examinations, we have examined, among other things, originals and copies, certified and otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us.

On the basis of the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion that, assuming the Registration Statement shall have become effective pursuant to the provisions of the Securities Act, the Shares being registered in the Registration Statement, when such Shares have been issued and sold and the consideration therefor has been received in accordance with the provisions of the Equity Plan, including the stock option agreements duly authorized under the Equity Plan, or the Purchase Plan, as applicable, will be legally issued, fully paid and non-assessable.

Our opinions herein are limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution, and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other laws. This opinion is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein. Our opinions are expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the Common Stock.

chicago — san diego — washington

Natural Alternatives International, Inc.

October 9, 2008

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Bell, Boyd & Lloyd LLP